                                                                 EXHIBIT 10.11

       THE REGISTRANT HAS REQUESTED THAT CERTAIN PORTIONS OF THIS EXHIBIT
         BE GIVEN CONFIDENTIAL TREATMENT. AN UNREDACTED VERSION OF THIS
                  EXHIBIT HAS BEEN FILED WITH THE COMMISSION.






                AMENDED AND RESTATED EXCLUSIVE SUPPLY AGREEMENT,
                          DATED JUNE 6, 1997, BETWEEN
                        CREE RESEARCH, INC. AND C3, INC.




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                AMENDED AND RESTATED EXCLUSIVE SUPPLY AGREEMENT

         THIS AMENDED AND RESTATED EXCLUSIVE SUPPLY AGREEMENT (this "Agreement") is made and entered into effective as of the 6th day of June, 1997, by and between CREE RESEARCH, INC. ("Cree"), a North Carolina corporation having its principal offices at 2810 Meridian Parkway, Suite 144, Durham, North Carolina, 27713, and C3, INC. ("C3"), a North Carolina corporation formerly known as C3 Diamante, Inc. and having its principal offices at P.O.
Box 13533, Research Triangle Park, North Carolina 27709-3533.

                                    Recitals

         WHEREAS, Cree is engaged in the business of developing, manufacturing and selling silicon carbide (SiC) substrates and material for various electronic applications; and

         WHEREAS, C3 intends to develop, manufacture and market gemstones fabricated from SiC material and desires to purchase such material from Cree; and

         WHEREAS, Cree and C3 entered into an Exclusive Supply Agreement dated September 15, 1995 and a First Amendment to Exclusive Supply Agreement dated July 10, 1996 wherein Cree and C3 agreed, inter alia, for Cree to supply C3 SiC material and C3 agreed to purchase certain SiC material as provided therein; and

         WHEREAS, Cree and C3 desire to amend and restate the Exclusive Supply Agreement, as amended as set out herein; and

         WHEREAS, Cree and C3 shall simultaneously with the execution of this Agreement enter into a Development Agreement (the "Development Agreement");

         NOW, THEREFORE, the parties hereto, in consideration of the foregoing premises and the covenants and undertakings herein contained, mutually agree as follows:

1.       Duties of C3

         1.1 C3 agrees to purchase from Cree in each calendar quarter at least 50% (by dollar volume) of C3's requirements for SiC material for the production of gemstones in each calendar quarter. A purchase shall be considered to be made on the shipment date requested by C3 in any order submitted by it and accepted by Cree, or as otherwise mutually agreed by C3 and Cree. C3 shall not be in breach of this Section 1.1 if the dollar volume of purchases by C3 in a given calendar quarter falls below such 50% due to Cree's failure to accept orders requesting delivery in the quarter, provided that C3's orders do not request delivery during the quarter for an aggregate number of boules in excess of the number delivered during the preceding quarter, plus a commercially reasonable increase (taking into consideration the time periods for capacity increases specified in Sections 1.6 and 1.7 which are intended to address capacity increases demanded for normal growth). C3 shall be obligated to purchase from Cree under this Agreement, and Cree shall be obligated to sell to C3, only SiC material in colors available from Cree. As used in this Agreement, "colors available from Cree" means:



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         (a)      SiC material in colors that result from standard processes
                  Cree may from time to time employ for manufacturing SiC semiconductor material; and

         (b) Transparent or nearly transparent SiC material that results from either the process claimed in U.S. Patent Application Serial No. 08/596,526 entitled "Growth of Colorless Silicon Carbide Crystals" or any other process using then standard crystal growth equipment and processes of Cree capable of producing transparent or nearly transparent SiC material, which processes are currently under development by Cree or as such processes may be developed by Cree from time to time. References in this Agreement to "transparent" and "nearly transparent" material are understood to mean colorless material (and vice versa) and references in this Agreement to "gemstones" are understood to mean "gems" (and vice versa).

As of June 6, 1997, the colors available from Cree are green, blue, amber, and colorless, with processes for significantly improved colorless material under development by Cree pursuant to the Development Agreement. Cree will give C3 written notice of the availability of other colors as they become available. Without limiting the foregoing, when Cree notifies C3 that it has developed a "Repeatable Process," as defined in the Development Agreement, for producing SiC boules that meet specifications set forth in the Specifications and Timetable Chart in Section 1.3 of the Development Agreement, boules meeting such specifications shall be deemed standard products in colors available from Cree under this Agreement.

         1.2 Should C3 require SiC material in a color other than the colors available from Cree, C3 will extend to Cree a right of first refusal with respect to the development, manufacture and sale of such material as provided in this paragraph. C3 agrees that it will not purchase such material from, or otherwise enter into any agreement for the development, manufacture or sale of such material with, any person or entity other than Cree except in compliance with this paragraph. C3 will give Cree written notice referencing this Section
1.2 setting out the terms of the proposed transaction and extending an offer to contract with Cree on such terms. If Cree does not accept such offer by written notice given within thirty (30) days after receipt of C3's notice, C3 shall be free at any time within the next six (6) months after expiration of the thirty-day period to conclude the transaction with any third party, provided the terms are no more favorable to the supplier than those described in C3's notice to Cree. If Cree accepts any offer from C3 under this paragraph, then notwithstanding anything to the contrary in such offer or herein, (i) all other terms and provisions of this Agreement relating to the purchase of SiC material for the production of gemstones not inconsistent with such offer shall apply to the development, manufacture and sale of such material as provided in this paragraph, and (ii) Cree shall have a perpetual, irrevocable, royalty-free, exclusive (including exclusive of C3) license to use, manufacture, sell and otherwise practice (including the right to sublicense) any process or other work developed for C3 for all applications other than the manufacture of gemstones. The foregoing shall not be construed as an assignment or other transfer by Cree of any rights in any intellectual property. Development work performed by Cree pursuant to the Development Agreement shall be governed by the terms of such Development Agreement and not this Section 1.2.

         1.3 C3 agrees to place orders that in the aggregate total a minimum purchase price to C3 of $10,000 for SiC material to be shipped before December 31, 1995.



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REDACTED--OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE
COMMISSION AND IS DENOTED HEREIN BY *****

         1.4 C3 agrees that it will not, without Cree's written consent, use any SiC material supplied by Cree as a seed for bulk crystal growth or for any purpose other than fabricating gemstones from such material. C3 further agrees that it will not, without Cree's written consent, resell or otherwise transfer bulk SiC material supplied by Cree to any third party and that it will not, without Cree's written consent, sell or otherwise transfer SiC gemstones fabricated from material supplied by Cree to any third party that C3 knows or has reason to believe intends to use the material as a seed for the growth of SiC.

         1.5 C3 grants Cree a perpetual, irrevocable, royalty-free, exclusive (including exclusive of C3) license to use, manufacture, sell and otherwise practice (including the right to sublicense), for electronic applications only, any inventions developed by employees of C3 or acquired by C3 during the term of this Agreement which relate to SiC or gallium nitride (GaN) material, including without limitation inventions relating to bulk crystal growth, cutting or polishing of SiC or GaN material.

         1.6. For so long as Cree has more than ***** but less than ***** crystal growth systems in use for the production of SiC material under this Agreement, if the order and delivery requirements from C3 exceed the capacity of the crystal growth systems then being used by Cree for the production of SiC material under this Agreement, then Cree shall notify C3. C3 may elect to either (i) reduce the order size or extend the delivery schedule so as not to require additional crystal growth systems or (ii) upon submission to Cree of a written request and the binding commitment of C3 to purchase a minimum of six
(6) months' output from such crystal growth system(s) (and subject to the condition that specifications for any processes under development have been established), require Cree to provide the additional crystal growth system(s), up to a total of ***** systems, needed to meet the order and delivery requirements of C3. Any such additional crystal growth systems provided under this Section 1.6 (up to a total of ***** systems) shall be provided by Cree at its expense within four months after receipt of such written request from C3.

         1.7 If the order and delivery requirements from C3 exceed the capacity of ***** crystal growth systems, then Cree may, but shall not be obligated to, notify C3 of a request for additional capital equipment to supply such capacity.

                  (a) Cree shall provide written notice to C3 identifying the particular system or systems to be constructed for which funding is required and an estimate of the cost for all work as set out in this Section 1.7.

                  (b) C3 may elect to either (i) reduce the order size or extend the delivery schedule so as not to require additional crystal growth systems or (ii) purchase the designated system or systems from Cree at Cree's cost. Systems purchased by C3 are referred to below as the "Purchased Equipment" and shall be provided by Cree within four months after receipt of C3's election. C3 will loan the Purchased Equipment back to Cree.



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                  (c)      Cree will use the Purchased Equipment exclusively
                           for the production of SiC material for C3, except that from time to time Cree may give 7 days prior written notice to C3 of available production time for the Purchased Equipment, and if C3 does not by the end of such 7-day period demonstrate an immediate need for use of the Purchased Equipment, then Cree will be free to use the Purchased Equipment for other purposes until the Purchased Equipment is next required to meet C3's orders under this Agreement.

                  (d) The price to be paid by C3 for the Purchased Equipment will include all labor and material costs incurred by Cree in the construction of the systems purchased, plus reasonable overhead, and will specifically include, without limitation, all costs of piping, electrical and mechanical systems required for the operation of the Purchased Equipment. Cree will be responsible solely for costs of providing light industrial shell space (i.e., space upfit with only lay-in lighting, drop ceiling, sprinklers, tile floor and walls).

                  (e) Cree will invoice C3 on a monthly basis for all costs to be paid by C3 during construction of a system designated to be purchased by C3. Any costs not previously billed will be invoiced to C3 once the Purchased Equipment is placed in service. Amounts invoiced under this paragraph will be due within thirty (30) days from the date of invoice.

                  (f) Upon payment of C3 of all costs incurred in the construction of Purchased Equipment, Cree will execute and deliver to C3 an assignment transferring title to such system to C3, subject to reservation of a security interest in favor of Cree as provided below.

                  (g) Purchased Equipment will at all times remain at Cree's facilities. C3 shall not sell or otherwise transfer to any third party any rights in or to any Purchased Equipment and shall at all times keep such Purchased Equipment free and clear of any claim, lien or other encumbrance, other than the security interest in favor of Cree. C3 acknowledges that the Purchased Equipment embodies confidential and proprietary information of Cree and shall at all times remain in Cree's possession and control, notwithstanding any ownership interest of C3.

                  (h) Cree hereby reserves, and C3 hereby grants to Cree, a security interest in and to all Purchase Equipment, including all accessions thereto and replacements thereof and all parts and supplies associated therewith. This security interest secures the performance by C3 of the obligations owed to Cree, arising under this Agreement. If C3 attempts to sell or otherwise transfer to any third party any rights in or to any such property, or fails to keep the same free and clear of any claim, lien or other encumbrance in favor of any third party, C3 shall be deemed in



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                           default under this Agreement, and Cree shall have
                           all of the rights and remedies afforded a secured party upon default by Chapter 25 of the North Carolina General Statutes. C3 agrees to execute and deliver to Cree, from time to time upon Cree's request, appropriate financing statements for filing in the public records to evidence Cree's security interest hereunder.

                  (i) Cree will, at its expense, maintain the Purchased Equipment in good operating condition. The Purchased Equipment shall be conspicuously marked as property of C3. Cree shall not sell or otherwise transfer to any third party any rights in or to any Purchased Equipment and shall at all times keep such Purchased Equipment free and clear of any claim, lien or other encumbrance in favor of any third party. Cree agrees to execute and deliver to C3, from time to time, upon C3's request, appropriate financing statements for filing in the public records to evidence C3's ownership of the Purchased Equipment. Cree shall not, however, be obligated to repair or replace any Purchased Equipment damaged as a result of fire, lightning, flood or other casualty of any kind unless C3 or its insurer agrees to pay the cost of such repair or replacement.

                  (j) C3 will be responsible for and shall timely pay all property taxes due with respect to Purchased Equipment during the period of C3's ownership thereof.

                  (k) C3 will transfer ownership of the Purchased Equipment to Cree, without charge, when such equipment is fully-depreciated. If ownership has not been transferred prior to the termination of this Agreement, (i) in the event this Agreement is terminated through no fault of Cree, upon such termination C3 shall transfer ownership of the Purchased Equipment to Cree without charge, or (ii) in the event this Agreement is terminated due to the breach of this Agreement by Cree, C3 shall transfer the Purchased Equipment to Cree and Cree shall pay to C3 the book value of the Purchased Equipment.

         1.8 C3 shall not and shall cause its shareholders to not accept any payment, or enter into any contract or other arrangement, for the purpose of discontinuing or substantially curtailing its business of producing and selling gemstones other than in connection with a sale of its business (whether by stock sale, asset sale, merger or otherwise), subject to Section 6.5.

         1.9 For the purpose of determining whether C3 has purchased at least 50% of its SiC material as provided in Section 1.1, the dollar value of SiC material required by C3 and not purchased from Cree shall be equal to:

                  (a) If the material is purchased from a person other than Cree, the purchase price of such material paid by C3; or



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REDACTED--OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE
COMMISSION AND IS DENOTED HEREIN BY *****

                  (b) If such material is produced by C3, an amount calculated using the price calculation as set forth in the first sentence of Section 2.2, as then used by Cree, using C3's loaded manufacturing cost.

         1.10 Upon the request of Cree, which request shall occur no more than twice per year, C3 shall, within two weeks of such request, provide non-binding projections regarding SiC material to be ordered hereunder.

         1.11 C3 will give Cree written notice upon the purchase from anyone other than Cree, or producing for itself, any portion of its requirements of SiC material for the production of gemstones. Thereafter Cree shall have the right, at Cree's expense, to have an independent public accounting firm reasonably acceptable to C3 audit C3's purchases of SiC material for the production of gemstones and the calculation of dollar value under Section 1.9. The audit shall be conducted during normal business hours and upon reasonable prior notice. The accounting firm conducting the audit shall be required to enter into a mutually acceptable nondisclosure agreement with C3 under which such firm will be obligated not to disclose any information obtained during the course of the audit, except that it may disclose to Cree its analysis of whether C3 has complied with its obligations under Section 1.1. The audit right under this paragraph may be exercised not more than once during any fiscal year of C3 and only with respect to calendar quarters ended within one year preceding the request for an audit. C3 shall provide reasonable assistance to the public accounting firm including, but not limited to, providing a schedule of purchases and the dollar value calculation under Section 1.9 (which shall provide reasonable detail, but not divulge proprietary or confidential information of C3, as to the calculation of loaded manufacturing costs), supporting analyses and any supporting source documentation reasonably required by the public accounting firm. Such accounting firm will audit and report to Cree on the schedule of purchases and the dollar value calculation under
Section 1.9, but will not divulge to Cree any proprietary or confidential information (including but not limited to supporting schedules and source documentation) disclosed during the audit process.

2.       Duties of Cree

         2.1 Cree agrees to supply to C3, in accordance with C3's orders from time to time submitted to and accepted by Cree in writing, such quantities of SiC material ("material sales grade" and scrap) as C3 is obligated to purchase from Cree under this Agreement for the purpose of developing and manufacturing gemstones. Cree shall be obligated to supply SiC material from the production capacity of ***** crystal growth systems and any growth systems purchased by Cree or C3 pursuant to Section 1.6 or Section 1.7 of this Agreement. Without limiting the foregoing, if Cree elects not to give notice under Section 1.7 above, Cree will obtain additional capacity to fill C3's orders under this Agreement as promptly as commercially reasonable.

         2.2 Cree agrees to provide "material sales grade" SiC material at its "loaded manufacturing cost" plus ***** and to provide reject (scrap) material at ***** per crystal. Cree also agrees to cut the SiC material for a price equal to its loaded manufacturing cost plus *****, provided that the cutting



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utilizes Cree's standard equipment and processes. All "material sales grade"
material supplied by Cree under this Agreement shall be SiC crystals of the quality and defect density that Cree supplies as standard products to its SiC semiconductor wafer customers; provided, however, that transparent or nearly transparent SiC material shall be considered "material sales grade" if it is of the quality and defect density that results from either the process claimed in U.S. Patent Application Serial No. 08/596,526 entitled 'Growth of Colorless Silicon Carbide Crystals' as currently under development and as approved by C3 or by any other process using then standard Cree crystal growth equipment capable of producing transparent SiC material, as those processes are developed by Cree and as approved by C3. Cree will be obligated to supply SiC material under this Agreement in cut form and in bulk crystal form, subject to compliance by C3 with the terms of Section 1.4 and the other terms of this Agreement.

         2.3      For purposes of this Agreement,

         (a) "Loaded manufacturing cost" shall be determined in accordance with Cree's standard accounting practices using allocations, conditions and calculations no less favorable than those available to any other person or entity from Cree, and in all events "loaded manufacturing cost" shall exclude any costs and expenses related to capital equipment funding paid by C3 pursuant to Section 1.7 hereunder and costs related to the production of crystals that do not meet "minimum specifications," as provided herein, or elsewhere if mutually agreed upon in writing by Cree and C3 in a document referencing this Section 2.3. The "minimum specifications" for colorless material shall be determined as set forth in
                  Section 2.4 below.

         (b) The loaded manufacturing cost applicable to an order will be Cree's average loaded manufacturing cost (as determined in accordance with this Section 2.3) during the three (3) calendar months preceding the month in which the order is received by Cree.

         (c) In manufacturing SiC material for sale to C3 under this Agreement, Cree agrees to employ substantially the same processes it employs in the manufacture of SiC material for semiconductor applications for the purpose of maximizing productivity and minimizing costs, except insofar as such processes may be modified for the production of transparent or nearly transparent SiC material or otherwise modified by mutual agreement. Cree shall use its best commercially reasonable efforts to incorporate into its production processes those advances obtained from work pursuant to the Development Agreement.

         2.4 For the purposes of Section 2.3 above, "minimum specifications" for colorless SiC material means:

                  (a) Prior to such date as Cree notifies C3 that it has developed a "Repeatable Process," as defined in the Development Agreement, for producing SiC boules that meet the specifications for January 1, 1998 set forth in the first row of the Specifications and Timetable Chart in Section 1.3 of the Development Agreement, no "minimum specifications" shall apply unless otherwise mutually agreed by the parties as provided in Section 2.3; and



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REDACTED--OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE
COMMISSION AND IS DENOTED HEREIN BY *****

                  (b) When Cree notifies C3 that it has developed a "Repeatable Process," as defined in the Development Agreement, for producing SiC boules that meet the specifications for January 1, 1998 set forth in the first row of the Specifications and Timetable Chart in Section 1.3 of the Development Agreement, "minimum specifications" shall mean a ***** or larger diameter crystal with at least a ***** slice comprised of material in the color grade range of GHIJ, with no less than ***** in the GH range, or better, according to the standards generally accepted by the diamond industry for color using pregraded master color stones (it being understood that while the minimum specifications do not require the absence of inclusions, blemishes or other defects affecting clarity, Cree shall use its best commercially reasonable efforts to minimize such defects since such defects can have an impact on the color grade); and

                  (c) On the first day of the calendar month immediately following each anniversary of the date Cree notifies C3 it has achieved the specification as stated in Subsection (b) above, the "minimum specifications" shall be revised to require that each boule contain a contiguous volume of material (with a minimum height of *****) in the GHIJ range, with no less than ***** in the GH range, or better, according to the standards generally accepted by the diamond industry for color using pregraded master color stones, with such volume equal to at least ***** of the average volume of such material contained in all boules that met the minimum specifications over the previous twelve months (the "Minimum Specifications Adjustment") (it being understood that while the minimum specifications do not require the absence of inclusions, blemishes or other defects affecting clarity, Cree shall use its best commercially reasonable efforts to minimize such defects since such defects can have an impact on the color grade). However, the minimum specifications shall never decrease from the previous period. A Minimum Specifications Adjustment shall occur each year for so long as C3 continues funding SiC material development at Cree in an amount not less than C3 funded during the previous twelve month period. No Minimum Specifications Adjustment will occur if such funding requirement is not fulfilled.




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REDACTED--OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE
COMMISSION AND IS DENOTED HEREIN BY *****

         2.5 Should the price to C3 for production SiC boules calculated pursuant to Section 2.2 become ***** per cubic millimeter for SiC boules having a contiguous volume of material of at least ***** cubic millimeters of colorless material with a minimum height of ***** in the comparable diamond color grade range of GHIJ, with no less than ***** in the GH range, in each case in accordance with the standards generally accepted by the diamond industry for color using pregraded master color stones (it being understood that while the minimum specifications do not require the absence of inclusions, blemishes or other defects affecting clarity, Cree shall use its best commercially reasonable efforts to minimize such defects since such defects can have an impact on the color grade), notwithstanding the provisions of Section
2.2 hereof, the price to C3 for such boules shall not drop to less than ***** per cubic millimeter, except to the extent that such price yields to Cree an amount in excess of Cree's loaded manufacturing cost plus *****.

         2.6 Upon the request of C3, which request shall occur no more than twice per year, Cree shall, within two weeks of such request, provide non-binding updated projections regarding the cost of SiC material to be supplied hereunder.

         2.7 Cree is under no obligation to share any technical information regarding crystal growth technology and/or crystal growth processes with any C3 personnel.

         2.8 C3 shall have the right, at its expense, to have an independent public accounting firm reasonably acceptable to Cree audit Cree's loaded manufacturing cost determination and the price to be paid by C3 under Section
1.7 for the Purchased Equipment. The audit shall be conducted during normal business hours and upon reasonable prior notice. The accounting firm conducting the audit shall be required to enter into a mutually acceptable nondisclosure agreement with Cree under which such firm will be obligated not to disclose any information obtained during the course of the audit, except that it may disclose to C3 its analysis of the correctness of the loaded manufacturing cost as calculated by Cree. The audit right under this paragraph may be exercised not more than once during any fiscal year of Cree and only with respect to costs applicable to shipments made within one year preceding the request for an audit. Cree shall provide reasonable assistance to the public accounting firm, including but not limited to, providing a schedule of the loaded manufacturing costs (which shall provide reasonable detail, but not divulge proprietary or confidential information of Cree, as to the calculation of loaded manufacturing costs), supporting analyses and any supporting source documentation reasonably required by the public accounting firm. Such accounting firm will audit and report to C3 on the schedule of loaded manufacturing costs, but will not divulge to C3 any proprietary or confidential information (including but not limited to supporting schedules and source documentation) disclosed during the audit process.

         2.9 During the term of this Agreement, Cree shall not sell SiC material or crystals in any form to any customer other than C3 if Cree knows or has reason to believe such customer intends to use such material for the purpose of fabricating, distributing or selling gemstones.

         2.10 Notwithstanding Section 2.9, if C3 has not placed orders to purchase SiC material from Cree having a combined purchase price to C3 of at least $100,000 by April 15, 1998, with shipment of



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such quantity to be made not later than July 15, 1998, this Agreement shall become non-exclusive and Cree shall be free to sell SiC material to others for use in the fabrication of gemstones.

3.       Term and Termination

         3.1 The term of this Agreement shall extend for ten (10) years beginning July 15, 1995, unless sooner terminated in accordance with Section
3.3 or by written mutual consent of both parties.

         3.2 If C3 submits and Cree accepts orders to purchase SiC material having an aggregate purchase price in excess of $1,000,000 for delivery during any thirty-six (36) consecutive months, then C3 and Cree shall each have an option to extend this Agreement for one (1) additional term of ten (10) years. Such option shall become exercisable at such time as the volume purchase condition specified in the preceding sentence has been satisfied and may be exercised by written notice given at any time thereafter prior to expiration of the initial ten-year term.

         3.3 In the event of a material breach by either party of any obligation to the other party, whether arising under this Agreement or otherwise, the other party may terminate this Agreement upon written notice if the breach is not cured within thirty (30) days after giving written notice to the party in breach setting out the nature of the breach in reasonable detail.

4.       Terms and Conditions of Purchase

         4.1 All orders under this Agreement shall be submitted to Cree in writing. Cree will advise C3 in writing within ten (10 ) days after receipt of each order whether Cree accepts the order. If not accepted within such 10-day period the order will be deemed rejected.

         4.2 C3 shall submit all orders at least thirty (30) days prior to the requested shipping date. Subject to the foregoing, Cree shall use all reasonable efforts to ship standard products on or before the date requested by C3 in its order, but will not be obligated to make delivery under any order earlier than forty-five (45) days after receipt of the order. Lead times for non-standard products shall be subject to mutual agreement.

         4.3 Cree shall invoice C3 upon shipment of each order. Payment of each invoice is due within thirty (30) days after the invoice date. Any portion of any invoice not paid when due will accrue interest until paid at the rate of 1.5% per month or, if less, the maximum rate permitted by law. Until receipt of payment for each shipment Cree reserves a security interest in such shipment to secure the purchase price and all taxes and shipping and other expenses relating to such shipment. In the event of default in payment of any invoice, C3 agrees to pay Cree's expenses, including reasonable attorney's fees and expenses, incurred in enforcing payment thereof.

         4.4 All applicable sales, use and other taxes with respect to purchases under this Agreement (other than taxes on Cree's net income) will be invoiced to and paid by C3.

         4.5 All shipping expenses, including insurance against loss or damage in transit, will be invoiced to and paid by C3.



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



         4.6 Material shall be shipped F.O.B. Cree's manufacturing facilities to any U.S. location designated by C3. Subject to Cree's reserved security interest, title and risk of loss shall pass to C3 upon delivery to the carrier at the shipping point.

         4.7 Cree shall not be liable for or be in default of this Agreement for any delay in delivery or failure to perform due to strike, lockout, riot, war, fire, act of God, accident, delays caused by any subcontractor or supplier or by C3, technical difficulties, failure or breakdown of machinery or components necessary to order completion, inability to obtain or substantial rises in the price of labor or materials or manufacturing facilities, curtailment of or failure to obtain sufficient electrical or other energy supplies, or compliance with any law, regulation, order or direction, whether valid or invalid, of any governmental authority or instrumentality thereof, or due to any unforeseen circumstances or any causes beyond its control, whether similar or dissimilar to the foregoing and whether or not foreseen. C3 agrees that such delay in delivery or failure to deliver or perform any part of this Agreement shall not be grounds to terminate or refuse to comply with any provisions hereof and no penalty of any kind shall be effective against Cree for delay or failure; provided, however, that if the delay or failure extends beyond six (6) months from the originally scheduled date either party may, with written notice to the other, terminate this Agreement without further liability.

         4.8 All standard "material sales grade" products supplied by Cree under this Agreement shall conform to Cree's published specifications for such products in effect at the time of shipment. Nonconforming products shall be replaced by Cree upon return of the defective product, if such product is returned within 90 days after shipment; such replacement shall be C3's sole remedy for breach of the foregoing warranty. All scrap material and non-standard products supplied under this Agreement will be supplied "AS IS." EXCEPT AS PROVIDED ABOVE, CREE MAKES NO WARRANTY OF ANY KIND WITH RESPECT TO ANY MATERIAL SUPPLIED HEREUNDER AND DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF PATENT OR SIMILAR RIGHTS.

         4.9 In no event shall either party be liable to the other for incidental, consequential or special loss or damages of any kind, however caused, or any punitive damages.

5.       Confidential Information; Joint Inventions and Nonsolicitation

         5.1 "Confidential Information" for purposes of this Agreement means any information, not generally known in the relevant trade or industry, which was obtained from the other party or which falls within any of the following categories:

                  (a) information constituting trade secrets, including but not limited to internal costs and margins;

                  (b) information relating to existing or contemplated products, services, technology, designs, processes, formula, computer systems, computer software, algorithms, media and research or development.

                  (c) information relating to the business of the party, including but not limited to, business plans, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, and supplier information; or

                  (d)      information marked "Confidential" or "Proprietary."

         5.2 Each party agrees that the other shall not be liable hereunder for disclosure or use of any information which it establishes, by legally sufficient evidence:

                  (a) was already known to the receiving party at the time of receipt; or

                  (b) was rightfully obtained from a third party without similar restriction and through no wrongful act of the receiving party; or

                  (c) was at the time of receipt generally available to the public or thereafter becomes so available without breach hereof; or

                  (d) was used or disclosed with the prior written authorization of the owner; or

                  (e) was disclosed pursuant to the requirement or request of a governmental agency, which disclosure cannot be made in confidence, or the disclosure of which was required by law or judicial order; provided that, in such instance, the disclosing party shall first give the other notice of such requirement or request.

         5.3 Each party agrees to keep the Confidential Information of the other in the strictest confidence, in the manner set forth below:

                  (a) The receiving party shall not, directly or indirectly, disclose, divulge, reveal, report or transfer the Confidential Information to any third party or to any individual employee other than an employee having a need to know.

                  (b) The receiving party shall not use any Confidential Information or the concepts therein for its own benefit or for the benefit of a third party or for any purpose other than the purposes authorized in writing by the disclosing party.

                  (c) Any tangible materials which are or which contain any Confidential Information shall be kept confidential in accordance with the terms hereof, and all such materials shall be returned or destroyed upon satisfaction of the purpose for which such material was originally provided or upon the earlier request of the disclosing party.



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



                  (d) The receiving party agrees to use at least the same degree of care to protect the other party's Confidential Information as it uses to protect its own Confidential Information.

         5.4 Each party shall appropriately notify each employee, agent or consultant to whom any disclosure of received Confidential Information is made and shall obtain their agreement that they will maintain Confidential Information in confidence in accordance with the provisions set forth herein. Each party represents and warrants to the others that its employees, agents and consultants to whom any disclosure of received Confidential Information is made shall be subject to a valid, binding and enforceable agreement to maintain such Confidential Information in confidence in accordance with the provisions set forth herein.

         5.5 Except as expressly provided herein or in other written agreements between the parties, neither party shall have any obligation of confidentiality with respect to information received from the other. The obligations of confidentiality set forth in this Section 5 shall continue for so long as the Confidential Information continues to come within the definition thereof set forth in Section 5.1 and shall survive the expiration or any termination of this Agreement.

         5.6 Nothing in this Agreement is or shall be construed to require either party to disclose proprietary or confidential information to the other. The parties agree that the terms of this Agreement shall be treated as Confidential Information of each other subject to Section 5; provided, however, that either party may, upon notice to the other, make such public disclosures regarding this Agreement as in the opinion of counsel for such party are required by applicable securities laws or regulations or other applicable law.

         5.7 The parties will mutually agree on patenting procedures for any inventions made jointly by employees of both parties during the term of this Agreement. The parties do not presently anticipate that any such joint inventions will be made under either this Agreement or the Development Agreement.

         5.8 Notwithstanding the ultimate determination of ownership, the invention known by the parties as the "post faceting process" and any improvements made thereon by either party during the term of this Agreement shall be licensed to the nonowning party as follows:

                  (a) If to C3, a perpetual, irrevocable, royalty-free, exclusive (including exclusive of Cree, except Cree shall have the right to use and practice the invention to manufacture or process material for C3) license to use, manufacture, sell and otherwise practice (including the right to sublicense) the invention and any improvement exclusively for gemstones and gemological instrumentation; or

                  (b) If to Cree, a perpetual, irrevocable, royalty-free, exclusive (including exclusive of C3) license to use, manufacture, sell and otherwise practice (including the right to sublicense) the invention and any improvement exclusively for electronic applications.



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



For all other uses and application, each party shall have full rights to use, manufacture, sell and otherwise practice the invention and any improvement, but neither party may sublicense any such use, manufacture, sale or practice.

         5.9 Each party agrees that during the term of this Agreement, without the prior written consent of the other party, it will not employ or otherwise engage the services (as a consultant or in any other capacity) of any individual who within one (1) year prior to being so engaged served as an employee of the other party, or as a consultant to the other party providing services, in the case of Cree, relating to bulk growth of SiC or GaN material or the processing of such material (including without limitation, wafering and polishing), or, in the case of C3, relating to gemstones or gemological instrumentation.

         6.        General

         6.1 This Agreement (which includes any Exhibits referenced herein), constitutes the complete and exclusive statement of the understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the parties concerning such subject matter (including without limitation the Exclusive Distribution Agreement dated June 6, 1995 between Cree and C. Eric Hunter, to which C3 succeeded by assignment). This Agreement shall not be amended, modified or altered except pursuant to a document signed by both parties.

         6.2 This Agreement is made in and shall be construed in accordance with and governed by the laws of the State of North Carolina.

         6.3 Neither party shall permit any "Affiliate" of such party (as defined below) to act or fail to take action when such action or failure to take action, if by the party, would be a breach of this Agreement. Pursuant to but without limiting the foregoing, purchases of SiC material by Affiliates of C3 will be considered purchases by C3 for purposes of Section 1 of this Agreement and sale of SiC material by Affiliates of Cree shall be considered sales by Cree for purposes of Section 2.9 of this Agreement. For purposes of this Agreement, "Affiliate" of a designated party means any corporation, partnership, limited liability company or other business entity which: (a) controls, is controlled by, or is under common control with the designated party, whether directly or through one or more intermediaries; and (b) is sublicensed by either party under Section 5.8 of this Agreement, by Cree under
Section 1.5 of this Agreement, or by C3 under Section 4.2 of the Development Agreement. For purposes of this definition "controlled" and "control" mean ownership of more than fifty percent (50%) of the voting capital stock or other interest having voting rights with respect to the election of the board of directors or similar governing authority. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

         6.4 The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         6.5 Neither this Agreement nor any rights hereunder may be assigned by either party without the other party's prior written consent, which consent shall not be unreasonably withheld except that either party may, in its sole discretion, withhold consent to assignment to any Prohibited Assignee (as defined below). Any attempted assignment in violation of this Section 6.5 is void and shall constitute a


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



breach of this Agreement. "Prohibited Assignee" means (i) De Beers or any corporation, partnership or other entity or individual which in the reasonable belief of Cree is affiliated with the De Beers, and the Central Selling Organization, (ii) any party whose primary business is the development, manufacture, marketing or sale of diamond gemstones or (iii) any non-gemstone and non-jewelry industry competitor of the non-assigning party. A grant by C3 to a Prohibited Assignee of exclusive rights to distribute or market moissanite gemstones shall be an assignment for purposes of this Section 6.5.

                  The occurrence of any Change in Control (as defined below) with respect to a transaction with a Prohibited Assignee involving a party shall be deemed an "assignment" of this Agreement by such party, subject to the provisions of this Section 6.5. A "Change in Control" shall be deemed to have occurred with respect to a party if:

                  (a) any person or group (as that term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), together with all affiliates of such person or group, becomes the beneficial owner of more than 50% of the outstanding capital stock of that party, and such person or group was not, at June 15, 1996, the beneficial owner of more than 50% of the outstanding capital stock of that party and is not an employee benefit plan sponsored or maintained by that party; or

                  (b) that party merges or consolidates with or into another corporation, or sells or otherwise disposes of all or substantially all of its assets, except as part of a reorganization in which the shareholders owning more than 50% of the outstanding capital stock of that party immediately prior to the effectiveness of the merger, consolidation or sale own more than 50% of the outstanding capital stock of the successor purchaser (as the case may be) immediately after the effectiveness of such event.

         6.6 Neither party shall issue any press release or otherwise make any public announcement concerning this Agreement without the prior consent of the other party, except as may be required by law. Neither party shall use the name of the other party in any advertising, marketing or similar material without the other party's prior written consent.

         6.7 The parties acknowledge and agree that in the event of a breach of the Agreement, in addition to any other rights and remedies available to it at law or otherwise, the parties shall be entitled to seek equitable relief in the form of a temporary restraining order ("TRO") from any court of competent jurisdiction; provided however, that in the event a TRO is obtained, the parties shall request that any hearing on the merits of the dispute shall be stayed pending arbitration of the dispute as provided in this Section 6.7. In the event a party seeks a TRO or in the event of any other controversy or claim (including, without limitation, any claim based on negligence, misrepresentation, strict liability or other basis) arising out of or relating to this Agreement or its performance or breach, a party shall give the other party notice of the dispute, setting out the circumstance in reasonable detail, and requesting a meeting of the representatives of the parties to attempt to resolve the dispute or to reduce the scope of the issues subject to dispute. The chief executive officers of the parties, and such other representatives as each may desire to have attend, shall meet at a mutually agreeable time within five business days from the date the meeting request was received and shall hold such meeting at the offices of the party not requesting the same, or at some mutually agreeable alternative location. In the event the parties do not resolve the dispute at such meeting, or any mutually agreed upon adjournment thereof, the dispute shall be settled exclusively by arbitration in the City of Raleigh, North Carolina pursuant to the expedited procedures of the Commercial Arbitration Rules of the American Arbitration Association (other than notice requirements which shall be as provided in Section 6.8 below and the expedited procedures for selection of arbitrators which shall be as provided in Sections 14 and 15 of such Rules) . There shall be three arbitrators, one selected by each of C3 and Cree and a third selected by the arbitrators selected by the parties. The arbitrators shall in no event make any damage award that contravenes Section 4.9 of this Agreement, but shall order the losing party to pay all of the charges of the American Arbitration Association for such arbitration and all of the prevailing party's costs of the arbitration, including reasonable attorneys' fees. In the event of a breach of this Agreement by a party, the arbitrators may award equitable relief against such party to the extent the nonbreaching party is entitled to such relief under applicable law. The decision in such arbitration shall be final and binding and judgment on any award rendered therein may be entered in any court having jurisdiction.

         6.8 All notices under this Agreement shall be in writing and addressed to the other party at the address shown below or to such other address as the party may hereafter designate by notice under this Agreement. All notices so addressed shall be deemed given five (5) days after mailing if sent by certified mail, return receipt requested, postage prepaid, or when sent via facsimile if receipt is acknowledged in writing or otherwise when actually received.

         IN WITNESS WHEREOF, the parties have executed this Agreement by and through their duly authorized representatives.

CREE RESEARCH, INC.                        C3, INC.

By: /s/ Charles M. Swoboda                 By: /s/ Jeff N. Hunter
   -----------------------------------        --------------------------------
     Charles M. Swoboda, Vice President       Jeff N. Hunter, President
     and Chief Operating Officer

Address for Notices:                       Address for Notices:

Cree Research, Inc.                        C3, Inc.
2810 Meridian Parkway, Suite 144           P.O. Box 13533
Durham, North Carolina 27713               Research Triangle Park, NC 27709-3533
Attention: President                       Attention: President
Fax No. (919) 361-5415                     Fax No.: (919) 468-0486




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